March 23, 2007

VIA ELECTRONIC DELIVERY AND BY HAND
Steven J. Gartner, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019-6099 Re:	Smith & Wollensky

Dear Steven:

Attached herewith are clean and marked copies of the draft merger agreement and confidentiality agreement regarding Smith & Wollensky. The redlined copies have been marked to show changes to the drafts you provided to us on March 21, 2007.

The attached draft merger agreement reflects an offer that is clearly superior to the terms, financial and otherwise, and conditions set forth in the merger agreement between Patina and Smith & Wollensky (the “Patina Merger Agreement”). The markups you provided of our draft merger agreement are inconsistent with the process of determining Landry’s offer to be superior to the Patina Merger Agreement. The attached markup of our draft merger agreement reflects our position that Landry’s should not be required to provide modifications from any terms in the Patina Merger Agreement that are inconsistent with the process of determining Landry’s offer to be superior. Specifically, our client should not have to advance Smith & Wollensky the $2,464,600 Company Termination Fee nor the Patina expenses of $600,000 a portion of which was to be paid by Patina for the personal benefit of Mr. Stillman, the Company’s Chief Executive Officer.

Landry’s offer is not subject to financing and Landry’s has the funds available from cash in hand and its credit facility to consummate the transaction. Smith & Wollensky has not disclosed that Patina has provided Smith & Wollensky with any debt and/or equity financing commitment letters from Patina’s financing sources. We have clear concerns therefore on the view that the Patina transaction is not subject to financing since Patina represents, only that it will have sufficient funds at Closing and not that it had sufficient financing commitments at the time of signing of the Patina Merger Agreement.

In addition, unlike the Patina Merger Agreement, Landry’s offer is structured as a tender offer followed by a merger. This method provides for greater certainty and will expedite liquidity for Smith & Wollensky stockholders.

We have also left in the requirement that the Stillman Transaction Agreement be terminated as a condition of the tender offer. Any efforts on the part of Smith & Wollensky and the Special Committee of its Board of Directors to distance the Company from the agreement between Patina and Mr. Stillman (the “Stillman Transaction Agreement”) are not credible. The Stillman Transaction Agreement was entered into simultaneously with the Patina Merger Agreement and involves a transaction that includes an agreement between Patina and Mr. Stillman with respect to the sale of certain company assets to Mr. Stillman. The Stillman Transaction Agreement obligates Smith & Wollensky to take certain actions subsequent to the Closing (as defined in such agreement) and provides for the payment to Mr. Stillman of 12 1/2% of the expense reimbursement paid to Patina in the event the Stillman Transaction Agreement is terminated as a result of the termination of the Patina Merger Agreement. The Special Committee surely had knowledge of the terms of the Stillman Transaction Agreement at the time the Patina Merger Agreement was executed. Because it is an “interested transaction” Stillman at a minimum must have disclosed to the Board. The Special Committee must have evaluated it in order to fulfill its fiduciary duties. Under the Stillman Transaction Agreement assets belonging to the Company are being sold to Mr. Stillman for approximately $5.3 million on the same day as the closing of the Patina Merger Agreement. In addition, the Stillman Transaction Agreement provides for Mr. Stillman to make a payment for the assets in shares of common stock of Smith & Wollensky at the Closing. How can he do so if such shares are cancelled upon consummation of the merger pursuant to the terms of the Patina Merger Agreement?

It is disingenuous for the Company to refuse to provide us with its Disclosure Schedules to the merger agreement without Landry’s entering into your proposed form of Confidentiality Agreement you provided. Our client previously indicated its position that it is unwilling to enter into a Confidentiality Agreement that contains a standstill provision in the form you provided. Our client is willing to enter into a Confidentiality Agreement with a standstill provision as modified in our attached markup of the Confidentiality Agreement. The markup of the Confidentiality Agreement as attached hereto is consistent with Smith & Wollensky’s obligations under Section 4.3(a) of the Patina Merger Agreement that the Confidentiality Agreement be on terms in all material respects not less restrictive than those contained in the Patina Confidentiality Agreement. Our client will not enter into a Confidentiality Agreement that does not allow it to go directly to Smith & Wollensky’s stockholders in the event that the Special Committee continues to fail to exercise its fiduciary duties and determine that our client’s offer to be superior. We suggest as an alternative to a Confidentiality Agreement, that you add the Disclosure Schedules to Landry’s draft merger agreement.

We would suggest a meeting promptly to discuss any remaining open issues so that we may finalize these agreements. Please contact me or Jeffrey Spindler promptly so we may arrange for such a meeting.

Very truly yours,

/s/ Steve Wolosky

cc: Arthur Berner Jeffrey Spindler cc:	Arthur Berner
Jeffrey Spindler